Exhibit 10.2

March 19, 2013

John Campbell

Re: Employment Terms

Dear John:

This letter Agreement (“Agreement”) sets forth the terms and conditions of your continued employment with Cambium Learning Group, Inc. (the “Company”) as its Chief Executive Officer, effective as of March 19, 2013 (the “Effective Date).

1. Salary

As of the Effective Date, your base salary (“Base Salary”) will be increased to $13,461.53 bi-weekly ($350,000.00 if annualized), payable in accordance with the regular payroll practices of the Company. Your Base Salary is subject to periodic review and adjustment as determined by the Company’s Board of Directors (the “Board”) or the Board’s Compensation Committee (the “Compensation Committee”). You acknowledge and understand that all calculations for annual bonus, merit pay, severance, company paid disability, 401(k) match and any other benefit or compensation plan or program sponsored or maintained by the Company or its affiliates will utilize your Base Salary.

2. 2013 Bonus

a) You will be eligible to participate in the Company’s 2013 Financial Bonus Plan; as such plan may be amended from time to time. Your target bonus opportunity for 2013 is $250,000 (which is equivalent to approximately 70% of your Base Salary). The actual amount of your 2013 bonus will be based upon the level of achievement of performance targets, as determined by the Board or the Compensation Committee. You will separately be receiving a letter setting forth your performance goals for 2013 under the 2013 Financial Bonus Plan. You must be employed on the date such bonus payments are made to similarly situated executives in order to be eligible to receive your 2013 Financial Plan bonus payment, if any. Payment, if any, under the terms of the 2013 Financial Bonus Plan will be made no later than March 14, 2014.

b) With respect to calendar years after 2013, if you remain employed by the Company, you will be eligible to participate in the Company’s then current annual bonus plan, in accordance with the terms of such plan. Unless changed by the Compensation Committee or the Board, your target bonus will remain at 70% of your Base Salary.

3. Benefits

During your continued employment with the Company, you will be entitled to participate in the employee retirement and welfare benefit plans and programs consistent with those of similarly situated executives (subject to enrollment criteria, eligibility requirements and the terms and conditions of such plans and programs). The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion.

4. Severance Benefits

If your employment is terminated by the Company without Cause (other than due to death or disability), you shall be entitled to the following (subject, in each case, to the terms of Section 5 below, your duty to mitigate by seeking other employment and your compliance with all post-termination restrictive covenants and the terms of the Release):

a) continuation of your Base Salary (at the rate in effect immediately prior to the effective date of your termination) for twelve (12) months following the effective date of your termination, payable in equal installments ratably in the form of salary continuation payments in accordance with the Company’s regular payroll schedule, commencing with the first regularly scheduled payroll date immediately following the date the Release is no longer subject to revocation; provided, however, the first payment of the salary continuation payments shall include the cumulative amount of salary continuation payments that would have been paid to you during the period of time between the effective date of your termination and the date the salary continuation payments commence had such salary continuation payments commenced immediately following the effective date of termination. Notwithstanding the foregoing, such salary continuation payments shall immediately be reduced dollar for dollar if, and in the amount which, and at the same time as, you receive compensation or other remuneration from any employment or the performance of services (whether for the Company, another company, yourself or any other business enterprise) during the period of such salary continuation payments; and

b) subject to your payment of any required premiums, continued participation in all medical, dental and vision plans which cover you (including your eligible dependents) as of the effective date of termination for twelve (12) months following the effective date of your termination (or earlier if you become eligible for coverage from a new employer), upon the same terms and conditions (except for the requirement of your continued employment) in effect for active employees of the Company. The continuation of health benefits under this subparagraph shall reduce and count against your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). To the extent that such post-employment coverage cannot be provided to you (including your eligible dependents) under any such plan at the same cost as in effect for active employees of the Company (either because the plan does not permit the foregoing coverage for terminated employees on such terms or such post-employment coverage would have material adverse tax consequences to you) but that

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coverage under COBRA is available, then you will be required to pay the applicable premium for such coverage under COBRA but, for twelve (12) months following the effective date of the termination of your employment (or, if earlier, until you become eligible for coverage from a new employer), shall be reimbursed by the Company each month for the amount of any monthly premium cost paid by you in excess of the cost of the coverage applicable to active employees.

“Cause” shall mean: (i) any act of theft, fraud or misappropriation of funds or property of the Company or any of its affiliates; (ii) conviction of, or pleading of guilty to, a felony or any crime involving moral turpitude; (iii) any willful misconduct or gross negligence by you that is materially injurious, directly or indirectly, in any respect to the Company or any of its subsidiaries; (iv) any material violation of your obligations under the Confidentiality Agreement; or (v) any breach by you of this Agreement, including, without limitation, Section 11 hereof. “Cause” shall not be deemed to exist under clause (iii) above unless the Company shall, to the extent such act or omission can be rescinded or cured (as determined by the Company), have given written notice to you specifying in reasonable detail your acts or omissions that the Company alleges would constitute “Cause” and you shall have failed to rescind any such act or cure any such omission within 10 days after delivery of the notice. The foregoing definitions of “Cause” only relate to your eligibility to receive the severance benefits set forth in this Section 4 and shall not be construed to alter your status as an at will employee.

5. Conditions to Receiving Severance Benefits

Severance benefits payable under Section 4 of this Agreement shall be in lieu of any other severance benefits that you may have otherwise been eligible to receive from the Company or its affiliates under the Company Separation Benefits Plan or otherwise. If you terminate employment in a manner entitling you to benefits under Section 4 above and your death occurs before full payment of such benefits, any amount remaining to be paid shall be paid to your surviving spouse, or, if none, to your estate. You must sign a release agreement in substantially the same form as attached as Attachment B to this Agreement (the “Release”) to receive the severance benefits. The severance benefits under Section 4 of this Agreement will commence as soon as reasonably practicable after the termination of the revocation period provided in the Release.

6. Company Right to Recover Payments Under this Agreement

You hereby agree that, if it is ever determined by the Company that any action, or inaction by you constituted grounds for termination for Cause, then the Company may recover all of any award or payment made to you pursuant to this Agreement, and you agree to repay and return any such award or payment to the Company. The Company may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from you, (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to you, or (iii) any combination of (i) and (ii) above.

7. At-Will Employment

This Agreement does not change the at-will nature of your employment relationship with the Company.

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8. Withholding

Notwithstanding anything in this Agreement to the contrary, the Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

9. Indemnification

The Company shall indemnify you to the same extent that its officers, directors and employees are entitled to indemnification as of the date hereof pursuant to the Company’s Articles of Incorporation and Bylaws for any acts or omissions by reason of being a director, officer or employee of the Company.

10. Section 409A

The payments pursuant to this Agreement are intended to be exempt from, or comply with, the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be interpreted and operated accordingly to the fullest extent possible; provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall the Company be liable to you for or with respect to any taxes, penalties or interest which may be imposed upon you pursuant to Section 409A. In accordance with the preceding sentences, the date on which a “separation from service” pursuant to Section 409A (“Separation from Service”) occurs shall be treated as the termination of employment date for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments under this Agreement be exempt from the requirements of Section 409A or comply with the requirements of Section 409A. To the extent that any payments pursuant to this Agreement constitute “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon Separation from Service, then, if you are a “Specified Employee” pursuant to Section 409A on the date of your Separation from Service, then to the extent required for you not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made before the earlier of (i) 6 months after your Separation from Service, or (ii) the date of your death. Should the preceding sentence result in payments to you at a later time than otherwise would have been made under this Agreement, on the first day any such payments may be made without incurring additional tax pursuant to Section 409A (“409A Payment Date”), the Company shall make such payments provided that any amounts that would have been paid earlier but for the application of this paragraph shall be paid in a lump sum on the 409A Payment Date. For purposes of Section 409A, each payment installment shall be treated as a separate payment. The parties agree to cooperate to minimize the impact of Section 409A without materially changing the economic value of this Agreement to either party.

11. Removal from All Positions.

If your employment with the Company terminates for any reason (whether initiated by you or the Company), you shall be deemed to resign from all offices and positions you then hold at the Company and/or its affiliates (collectively, the “Cambium Companies”) and as a member of the Board of Directors of the Company (and any committee thereof) and any other similar

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governing bodies (and committees thereof ) of the Cambium Companies on which you then serve as a board member, each effective as of the date of termination of your employment; provided, however, you agree to take all further actions that are deemed reasonably necessary by the Company to effectuate or memorialize such resignations (including, without limitation, promptly executing and delivering resignation letters memorializing such resignations). Your failure to resign from all such positions shall constitute “Cause” under this Agreement.

12. Confidentiality, Non-Compete Agreement

As a condition to being offered this position, you hereby agree to execute the Confidentiality Agreement in a form substantially similar to the form attached hereto as Attachment A (the “Confidentiality Agreement”).

13. Cooperation

You agree to reasonably cooperate with the Company and its affiliates during your employment and thereafter in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, you being available to the Company upon reasonable notice and at reasonable times for interview and factual investigations, appearing at the Company’s request upon reasonable notice and at reasonable time to give testimony without requiring service of a subpoena or other legal process, delivering to the Company requested information and relevant documents which are or may come into your possession), all at times and on schedules that are reasonably consistent with your other permitted activities and commitments. The obligations under this Section 13 shall survive the termination of your employment with the Company. If your cooperation under this Section 13 is required after your termination of employment, the Company shall (i) provide you reasonable advance notice after giving due consideration to your then current employment obligations and (ii) to the extent permitted by applicable law and court rules, reimburse you for all reasonable travel expenses and other reasonable out of pocket expenses upon submission of receipts.

14. Acknowledgment

You acknowledge that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney of your own choosing. You further acknowledge that you have carefully read this Agreement, understand its contents and freely and voluntarily assent to all of its terms and conditions, and sign your name of your own free act.

15. Governing Law

This Agreement is governed by the laws of the State of Texas (excluding conflicts of laws).

16. Entire Agreement: Modification

This Agreement and the Confidentiality Agreement contain the entire agreement between you and the Company concerning the matters set forth herein and supersedes any other discussions, agreements, representations or warranties of any kind with regard to these matters, including, without limitation, the letter to you from Voyager Expanded Learning, Inc. dated

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March 3, 2009 and any other letter, agreement, document or understanding with respect to the terms of your employment and/or severance arrangements upon the separation of your employment. Any modification of this Agreement will only be effective if done in writing and signed by you and the Chairman of the Board.

If for any reason any provision of this Agreement shall be held invalid, that invalidity will not affect the remainder of this Agreement.

Please review this Agreement carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

Best regards,

CAMBIUM LEARNING GROUP, INC.

/s/ Joe Walsh

Joe Walsh

Chairman of the Board of Directors

Accepted and agreed to:

/s/ John Campbell

John Campbell

Date: 4/1/2013

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ATTACHMENT A

Cambium Learning Group, Inc. (“Cambium”)

Confidentiality Agreement

This agreement creates and affects important legal rights and obligations for you and for CAMBIUM. Please read it carefully and be certain that you understand it before signing. If you believe that you would like to discuss this agreement with an attorney before signing, Cambium encourages you to do so.

This CONFIDENTIALITY AGREEMENT (the “Agreement”) is entered into effective as of March 19, 2013 between John Campbell (“Executive”) and Cambium Learning Group, Inc., a Delaware corporation (collectively with its subsidiaries, the “Company”). For purposes of this Agreement, references to the Company also include any parent, subsidiary, division or affiliate of the Company, and all predecessors thereof.

In consideration of the mutual covenants and agreements of the parties contained herein, the parties hereby agree as follows:

Article 1. Application of Agreement

This Agreement shall apply regardless of whether there are any changes in Executive’s duties, title, location of employment, or assignment location, and regardless of whether Executive has moved to a different subsidiary or affiliate of the Company.

Article 2. Specialized Training

In consideration of this Agreement, the Company agrees to provide to Executive specialized training and knowledge that is proprietary to the Company and is necessary to the performance of Executive’s job duties with the Company, which specialized training and knowledge is not otherwise known by Executive, the knowledge of which would provide a competitor with an unfair advantage over the Company. This specialized training will include the provision of certain Confidential Information (as defined below) to Executive, including instruction in the Company’s proprietary learning programs, curricula development and teacher training, as well as exposure to the Company’s business methods and operations.

Article 3. Confidential Information

(a) In consideration of this Agreement, during the course of Executive’s continued employment with the Company, the Company agrees to provide to Executive, and Executive will have access to, the Company’s Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any information of or regarding the Company, in any form, which is not known outside of the Company or which the Company compiled or collected at its significant expense and effort or that of its representatives or agents. Such Confidential

Information includes, but is not limited to, trade secrets, proprietary information, confidential business information, or any other information, know how, designs, specifications, techniques, methods, concepts, inventions, developments, discoveries, improvements, knowledge, or data of the Company or any affiliate, or of any vendor, supplier or customer of the Company, such as information relating to research, product development or design, manufacturing or manufacturing processes, maintenance or repair processes, purchasing, product or material costs, sales or sales strategies or prospects, pricing or pricing strategies, advertising or promotional programs, product information, or mailing or customer lists, finances (including prices, costs, and revenues), and other business arrangements, plans, procedures and strategies, methods of operation, prospective and existing contracts, customer lists, including, but not limited to, (i) vendor, supplier, and customer contracts or proposals, pricing, renewal dates or other particular details of such contracts or proposals; (ii) information received in confidence by the Company from third parties; (iii) the manner in which the Company determines particular pricing or tailors particular products or services to the needs of its customers; (iv) the Company’s particular business methods, including marketing strategies and development of new products, curricula, services and training programs; (v) the Company’s personnel data and related information, except for information relating solely to Executive; (vi) the Company’s designs, programs, methods, procedures, systems and software, including those developed jointly or in affiliation with third parties; (vii) the Company’s future designs, programs, methods, procedures, systems and software; (viii) financial information, business plans or other projections of the Company and its customers and vendors; (ix) any other information of the Company which the Company informs Executive is to be kept confidential. For purposes of clarification, it is understood and agreed that Confidential Information includes any such information that came into Executive’s possession from the date of Executive’s first employment with the Company (or any of its predecessors) through the date of this Agreement, as well as any such information that comes into Executive’s possession from and after the date of this Agreement.

(b) Confidential Information shall not include information that, now or in the future, is available to the general public (other than through improper or unlawful disclosure by Executive or any other employee of the Company or any third party have a duty of confidentiality to the Company) or information rightfully acquired from a third party having no duty of confidentiality to the Company.

Article 4. Non-Disclosure of Confidential Information

Except as authorized or directed by the Company, Executive shall not, at any time during or subsequent to Executive’s employment, directly or indirectly publish or disclose any Confidential Information of the Company and Executive shall not use any such Confidential Information for Executive’s own personal use or advantage or the use or advantage of any person or entity other than the Company, or make it available to others for use.

Article 5. Return of Company Property

Upon expiration or termination of Executive’s employment for any reason, Executive agrees to deliver and return to the Company all Company Confidential Information and any other property or materials owned by or belonging to the Company, or that contain the Company’s proprietary materials or information, that are in Executive’s possession or control, including, but not limited to, manuals, photographs, reports, customer and supplier lists, plans, costs of materials, software, equipment (including, but not limited to, computers and computer-related items, including all computer software and all computer system or software passwords, access codes, authorization codes, or similar information, personal digital assistants (PDAs), telephones or telephone equipment and similar devices, and all other materials or other things in Executive’s possession, custody, or control which are the property of the Company including, but not limited to, Company identification, keys, and the like, wherever such items may have been located, as well as all copies (in whatever form thereof) of all materials relating to his or her employment, or obtained or created in the course of his or her employment, with the Company.

Article 6. Unfair Competition

6.1 In consideration of this Agreement, as a further material inducement to the Company to employ Executive pursuant to the terms of the employment letter dated March 19, 2013 and in consideration of Executive’s access to the Company’s Confidential Information, specialized training and knowledge, customers and use of the name and goodwill of the Company, any or all of which Executive would not otherwise have access to, and any or all of which, if misused, would provide a competitor with an unfair advantage over the Company, Executive shall not, during the period in which Executive is employed by the Company, and for a period of twelve (12) months thereafter or so long as Executive is receiving severance from the Company, if any, if later (provided that payment of severance is not a condition to Executive’s compliance with this Article 6), directly or indirectly, whether or not for compensation, whether or not as an employee: (a) solicit business or engage in any services or business relating to the products or services of, or competitive with those of, the Company from any of the Company’s customers or clients; or (b) solicit business or engage in any services or business relating to the products or services of, or competitive with those of, the Company from any of the Company’s prospective customers or clients from whom Executive solicited business while employed by the Company.

6.2 In consideration of this Agreement, as a further material inducement to the Company to employ Executive pursuant to the terms of the employment letter dated March 19, 2013, and in consideration of Executive’s access to the Company’s Confidential Information, specialized training and knowledge, customers and use of the name and goodwill of the Company, any or all of which Executive would not otherwise have access to, and any or all of which, if misused, would provide a competitor with an unfair advantage over the Company, Executive shall not, during the period in which Executive is employed by the Company and for a period of twelve (12) months thereafter or so long as Executive is receiving severance from the Company, if any, if later (provided that payment of severance is not a condition to Executive’s compliance with this Article 6), directly or indirectly, whether or not for compensation, and whether or not as an employee, be engaged in or have any financial interest in any business competing with the business of the Company (or with any business of any affiliate for which Executive performed services hereunder) within any state, region or locality in which the Company or such affiliate is then doing business or marketing its products, as the business of the Company or such affiliates may then be constituted.

6.3 For purposes of this Agreement, Executive shall be deemed to be engaged in or to have a financial interest in a business if Executive is an employee, officer, director, consultant, independent contractor, proprietor, or partner of any person, partnership, corporation, trust or other entity which is engaged in such business, or if Executive directly or indirectly performs services for such entity or if Executive or any member of Executive’s immediate family beneficially owns an equity interest, or interest convertible into equity, in any such entity; provided, however, that the foregoing shall not prohibit Executive or a member of Executive’s immediate family from owning, for the purpose of passive investment, less than two percent (2%) of any class of securities of any publicly held corporation.

6.4 Executive will not, during Executive’s employment with the Company and for twelve (12) months thereafter, for or on behalf of any individual or entity, directly or indirectly: (a) hire, employ or seek to employ any person who is then employed by the Company; or (b) induce or attempt to influence any employee of the Company to terminate his or her employment or association with the Company.

6.5 Executive agrees and acknowledges that, by virtue of Executive’s employment and position with the Company, Executive shall have access to and maintain an intimate knowledge of the Company’s activities and affairs, including trade secrets, Confidential Information, and other confidential matters. As a result of such access and knowledge, and because of the special, unique and extraordinary services that Executive is capable of performing for the Company or one of its competitors, Executive acknowledges that the services to be rendered by Executive pursuant to this Agreement are of a character giving them a peculiar value, the loss of which cannot adequately or reasonably be compensated by money damages. Consequently, Executive agrees that any breach or threatened breach by Executive of Executive’s obligations under this Article 6, or of Articles 4, 5 and 7 of this Agreement, would cause irreparable injury to the Company, and that the Company shall be entitled to (i) preliminary and permanent injunctions enjoining Executive from violating such provisions, and (ii) money damages in the amount of fees, compensation, benefits, profits or other remuneration earned by Executive or any competitor as a result of any such breach, together with interest, and costs and attorneys’ fees expended to collect such damages or secure such injunctions. Nothing in this Agreement, however, shall be construed to prohibit the Company from pursuing any other remedy, the Company and Executive having agreed that all such remedies shall be cumulative.

6.6 Executive acknowledges that the limitations set forth in this Article 6 and in Articles 4, 5 and 7 of this Agreement shall not prevent Executive from earning a livelihood after Executive leaves the Company’s employ, but merely prevent unfair competition against the Company for a limited period of time.

6.7 If Executive violates the terms of Article 6 hereof, the time period for which Executive is to be restricted shall be suspended during the time that Executive violates the terms hereof and the remaining period of time for which the restriction applies shall thereafter recommence on the date that Executive ceases to violate the terms hereof.

Article 7. Inventions/Intellectual Property

All inventions, discoveries and improvements that relate to the business of the Company which Executive conceives, develops or reduces to practice during his or her employment with the Company (collectively, “Work Product”) are the sole property of the Company. Executive will inform the Company of all Work Product and will assign all right, title and interest to the Work Product to the Company. Executive will assign to the Company all interest in any patents, patent applications or other intellectual property rights related to such Work Product, and will assist the Company in obtaining, maintaining and prosecuting such patents, patent applications and intellectual property rights. If, for any reason, any Work Product does not qualify as work made for hire, Executive will assign, and does hereby assign, to the Company all such Work Product (including, but not limited to, all patent rights, copyrights and rights of authorship therein), free and clear of any liens, claims or encumbrances. Executive will assist (at no personal financial expense) the Company in every way necessary to obtain or enforce any patents, copyrights or any proprietary rights relating to the Work Product and to execute all documents necessary to give to the Company full legal ownership to such Work Product, and Executive agrees to continue this assistance after the term of this Agreement. Executive has identified, in writing to the Company, all inventions which he or she has made, conceived or wrote, in whole or in part, and which relate to the actual or anticipated business or research or development at the Company, if any. Executive represents that he or she is not a party to any agreement which would limit his ability to assign inventions as provided for in this Article 7.

Article 8. Miscellaneous Provisions

8.1 Executive Warranty.

Executive represents and warrants to the Company that Executive is not subject to any agreement, order, judgment or decree or any kind which would prevent Executive from entering into this Agreement or performing the services that Executive was hired to perform for the Company. Company disclaims any interest in any confidential information of any person or entity other than the Company and instructs Executive not to disclose such confidential information.

8.2 Employment Status.

Executive acknowledges and agrees that he or she is an employee-at-will and that none of the covenants in this Agreement is intended to create a contract of employment.

8.3 Interpretation and Severability.

In the event that any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be unenforceable as written, such provision or portion thereof shall be interpreted so as to be enforceable. Without limitation, if any court of competent jurisdiction shall hold any of the restrictions set forth in Article 4 through Article 7 to be unreasonable as to time, geographical area, or otherwise, it is the intention and desire of the parties that such court revise said restrictions, and that said restrictions will be deemed reduced to the extent necessary in the opinion of such court to make their application reasonable and enforceable. In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be void, the remaining provisions of this Agreement will nevertheless be binding upon the Company and Executive with the same effect as though the void provision or portion thereof had been severed and deleted.

8.4 Modification.

No provision of this Agreement may be modified, waived or discharged by the parties unless such modification, waiver or discharge is agreed to in writing, and signed by Executive and by an officer of the Company expressly authorized by the Board of Directors of the Company, or by the parties’ respective authorized legal representatives or successors.

8.5 Obligations.

Executive acknowledges that his obligations under this Agreement are in addition to any and all obligations concerning the same subject matter arising under applicable law including, without limitation, common law relating to fiduciary duties and common law and statutory law relating to trade secrets.

8.6 Acknowledgement.

Executive acknowledges that he has had the opportunity to read and review this Agreement and that Executive understands all of the terms of this Agreement and its importance. Executive further acknowledges that the Company would not employ or disclose Confidential Information to Executive without this Agreement and the promises and covenants concerning nondisclosure, non-solicitation and return of property contained herein. Executive acknowledges that the Company encourages Executive to consider consulting with an attorney prior to execution of this Agreement by Executive.

8.7 Successors.

This Agreement shall inure to the benefit of the Company, its subsidiaries, affiliates, successors, assigns or nominees (including, without limitation, any person or entity that acquires or succeeds to the business of the Company through merger or through the purchase of all or substantially all of the Company’s assets). Executive agrees to execute any and all documents reasonably necessary to assign and/or transfer the Company’s rights under this Agreement to such subsidiaries, affiliates, successors, assigns or nominees.

8.8 Jurisdiction and Venue.

Executive understands that the Company’s principal offices are located in Dallas, Texas, and Executive agrees that the Company shall have the right to institute judicial proceedings in a court of competent jurisdiction in the State of Texas or in the district or county in which the Company’s principal offices are located. The parties therefore agree that the appropriate venue for any claim arising out of or related to this Agreement is any federal or state court of competent jurisdiction in Dallas County, Texas, or in the district or county in which the Company’s principal offices are located. Executive hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed pending the outcome of any arbitration proceedings hereunder.

8.9 Entire Agreement.

This Agreement, together with the offer letter dated March 19, 2013 by the Company to Executive, contain the entire understanding between the Company and Executive with respect to the subject matter hereof, and they supersede any and all prior agreements, understandings, whether oral or written, relating the subject matter hereof. Notwithstanding the foregoing, in the event that it is determined that Executive has previously breached any of Executive’s obligations under any of the provisions of any confidentiality, invention assignment, non-solicitation, non-competition or similar agreement entered into by Executive in favor of the Company, such provisions shall automatically be deemed in full force and effect and, with respect to any such breach, the Company shall be entitled to all remedies available under such agreement(s) (as if such breach occurred hereunder) or otherwise available to the Company at law or in equity.

8.10 Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas, without application of its conflict or choice of law provisions.

IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement.

CAMBIUM LEARNING GROUP, INC.

/s/ Joe Walsh

EXECUTIVE

/s/ John Campbell	4/1/2013
Name: John Campbell	Date

ATTACHMENT B

AGREEMENT AND GENERAL RELEASE

Cambium Learning Group, Inc. (the “Company”), its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”), and John Campbell (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

1. Last Day of Employment. Executive’s last day of employment with Employer is [DATE]. In addition, effective as of [DATE], Executive resigns from the Executive’s position as [TITLE] of Employer and will not be eligible for any benefits or compensation after [DATE], other than as specifically provided in the employment letter between Employer and Executive dated March 19, 2013 (the “Employment Letter”) and Executive’s right to indemnification and directors and officers liability insurance. Executive further acknowledges and agrees that, after [DATE], the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of [DATE], Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.

2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with the Employment Letter.

3. Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to the General Counsel for the Company, or his/her designee, or mailed to Employer, 17855 N. Dallas Parkway, Suite 400, Dallas, TX 75287, Attn: Senior Vice President and General Counsel, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Michigan then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claim. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

The National Labor Relations Act, as amended;

Title VII of the Civil Rights Act of 1964, as amended;

The Civil Rights Act of 1991;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Employee Retirement Income Security Act of 1974, as amended;

The Immigration Reform and Control Act, as amended;

The Americans with Disabilities Act of 1990, as amended;

The Age Discrimination in Employment Act of 1967, as amended;

The Older Workers Benefit Protection Act of 1990;

The Worker Adjustment and Retraining Notification Act, as amended;

The Occupational Safety and Health Act, as amended;

The Family and Medical Leave Act of 1993;

Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Texas;

Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

Any public policy, contract, tort, or common law; or

Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s rights of indemnification and directors and officers liability insurance coverage to which Executive was entitled immediately prior to [DATE] with regard to Executive’s service as an officer and director of Employer; (ii) Employee’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA; (iii) Employee’s rights under the provisions of the Employment Letter which are intended to survive termination of employment; or (iv) Employee’s rights as a stockholder.

5. No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Employee waives the Executive’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

6. Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in the Employment Letter. Employee also affirms Executive has no known workplace injuries.

7. Cooperation; Return of Property. Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to Employer. Employee represents that Executive has returned to Employer all property belonging to Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Executive may retain, and Employer shall cooperate in transferring, Executive’s cell phone number and any home communication and security equipment as well as Executive’s rolodex and other address books.

8. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Texas without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9. Nonadmission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Letter which are intended to survive termination of the Employment Letter shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind not contained herein or in the Employment Letter made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO SEVEN (7) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL SEVEN (7) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE RETENTION AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

EXECUTIVE	CAMBIUM LEARNING GROUP, INC.

By:
John Campbell

Name:

Title: